EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Yahaira Garcia-Perea
Marketing & Corporate Communications Manager
916-823-7214 | YahairaGarcia-Perea@bankofmarin.com

BANK OF MARIN BANCORP REPORTS THIRD QUARTER FINANCIAL RESULTS
BALANCE SHEET GROWTH AND IMPROVEMENTS IN ASSET QUALITY

NOVATO, CA, October 27, 2025 - Bank of Marin Bancorp, "Bancorp" (Nasdaq: BMRC), parent company of Bank of Marin, "Bank," announced net income of $7.5 million for the third quarter of 2025, compared to a net loss of $8.5 million (net income of $4.7 million, non-GAAP) for the second quarter of 2025, a 61.4% increase on a non-GAAP net income basis. Diluted income per share was $0.47 for the third quarter, compared to diluted loss per share of $(0.53) (diluted earnings per share of $0.29, non-GAAP) for the prior quarter. Net income for the first nine months of 2025 totaled $3.9 million ($17.1 million, non-GAAP), compared to a net loss of $14.4 million (net income of $8.5 million, non-GAAP) for the same period last year. Results for year-to-date 2025 and 2024 include pre-tax losses on the sale of securities of $18.7 million and $32.5 million, respectively, incurred to improve the bank's future earnings.

Comparable (non-GAAP) Excluding Loss on Sale of Securities

	Three months ended		Nine months ended
(in thousands, except per share amounts; unaudited)	September 30, 2025	June 30, 2025	September 30, 2025	September 30, 2024
Pre-tax, pre-provision net income (loss)
Pre-tax, pre-provision net income (loss) (GAAP)	$9,610	$(11,199)	$4,892	$(23,480)
Comparable pre-tax, pre-provision net income (non-GAAP)	9,610	7,537	23,703	14,612
Net income (loss)
Net income (loss) (GAAP)	7,526	(8,536)	3,866	(14,410)
Comparable net income (non-GAAP)	7,526	4,662	17,064	8,512
Diluted earnings (loss) per share
Diluted earnings (loss) per share (GAAP)	0.47	(0.53)	0.24	(0.90)
Comparable diluted earnings per share (non-GAAP)	0.47	0.29	1.07	0.53
See complete Reconciliation of GAAP and Non-GAAP Financial Measures below
Related non-GAAP tax benefit calculated using blended statutory rate of 29.5636%

Concurrent with this release, Bancorp issued presentation slides providing supplemental information, some of which will be discussed during the third quarter 2025 earnings call. The earnings release and presentation slides are intended to be reviewed together and can be found online on Bank of Marin’s website at www.bankofmarin.com. under “Investor Relations.”

“The Bank’s financial performance continues to improve with 68% growth in quarterly earnings per share and a 38 basis point advance in net interest margin compared to the third quarter of 2024,” said Tim Myers, President and Chief Executive Officer. “We generated an accelerated amount of loan growth while maintaining our disciplined underwriting criteria and with a healthy pipeline, we expect to see continued loan growth over the remainder of the year.

“Our longstanding culture of prudent credit risk management drove a substantial reduction in classified loans and a smaller decline in non-accrual loans. We had a meaningful payoff in a non-accrual relationship already in the fourth quarter and expect further credit quality improvements by year end. We had strong deposit growth during the third quarter reflecting typical seasonal trends, the deepening of existing relationships, and the growth of new relationships."

Bancorp also provided the following highlights for the third quarter of 2025:

•The third quarter tax-equivalent net interest margin improved 15 basis points over the preceding quarter to 3.08% from 2.93%, largely due to the effects of the securities repositioning in the second quarter, which provided a 13 basis point increase in annualized net interest margin for the third quarter. The tax-equivalent net interest margin for the nine months ended September 30, 2025 improved 39 basis points over the same period of the prior year due to the increase in deposits at a decreased average cost, higher average loan rates, and the favorable impact of the securities repositioned in the second quarter of 2025, which resulted in higher yielding assets during the nine months ended September 30, 2025.

•Return on average assets ("ROA") and return on average equity ("ROE") increased on a GAAP and non-GAAP basis from the prior quarter, as shown below, primarily due to the increased net income. The efficiency ratio improved from last quarter, as well, due to the increased net interest income. Non-GAAP ratios exclude the loss on security sales, all other factors unchanged, and with adjustments made based on the Company's blended statutory tax rate of 29.56%. See Reconciliation of GAAP and Non-GAAP Financial Measures below.
Comparable (non-GAAP) Excluding Loss on Sale of Securities

	Three months ended			Nine months ended
(in thousands, except per share amounts; unaudited)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Return on average assets
Average assets	$3,828,876	$3,737,794	$3,763,660	$3,765,281	$3,775,320
Return on average assets (GAAP)	0.78%	(0.92)%	0.48%	0.14%	(0.51)%
Comparable return on average assets (non-GAAP)	0.78%	0.50%	0.48%	0.61%	0.30%
Return on average equity
Average stockholders' equity	$439,950	$439,187	$435,645	$438,781	$434,773
Return on average equity (GAAP)	6.79%	(7.80)%	4.17%	1.18%	(4.43)%
Comparable return on average equity (non-GAAP)	6.79%	4.26%	4.17%	5.20%	2.62%
Efficiency ratio
Efficiency ratio (GAAP)	68.94%	208.81%	75.18%	92.81%	140.08%
Comparable efficiency ratio (non-GAAP)	68.94%	74.03%	75.18%	73.00%	81.53%
See complete Reconciliation of GAAP and Non-GAAP Financial Measures below
Related non-GAAP tax benefit calculated using blended statutory rate of 29.5636%

•The average cost of total deposits and interest-bearing deposits increased one basis point to 1.29% and 2.24%, respectively, in the third quarter of 2025, compared to the prior quarter. Non-interest bearing deposits continued to make up a strong portion of total deposits at 43.1% as of September 30, 2025, compared to 42.5% last quarter.

•There was no provision for credit losses on loans in the third quarter of 2025 or in the prior quarter. The allowance for credit losses was 1.43% and 1.44% of total loans at September 30, 2025 and June 30, 2025, respectively.

•Classified loans were 2.36% of total loans compared to 2.95% last quarter largely due to upgrades to special mention of two commercial real estate relationships during the quarter totaling $9.0 million.

•Non-accrual loans were 1.51% of total loans at quarter-end, down from 1.57% at June 30, 2025 largely due to $1.1 million in payoffs in the quarter. Subsequent to quarter end, an additional $3.6 million in non-accrual loans were paid off in full including interest and fees.

•Total deposits increased 4.2% to $3.383 billion as of September 30, 2025 compared to $3.245 billion as of June 30, 2025 due largely to inflows from existing customers as well as new relationships to the Bank in the quarter.

•Capital was above well-capitalized regulatory thresholds. Total risk-based capital was 16.13% as of September 30, 2025 for Bancorp compared to 16.25% as of June 30, 2025. Bancorp's tangible common equity to tangible assets ("TCE ratio") was 9.72% as of September 30, 2025. Bancorp's TCE ratio net of after-tax unrealized losses on held-to-maturity securities as if the losses were realized1 was 8.24% as of September 30, 2025.

•Bancorp repurchased 50,000 in shares for $1.1 million at an average price of $22.33 per share, which was below tangible book value, during the third quarter of 2025. This contributed to an increase in the book value per share to $27.57 at September 30, 2025 compared to $27.21 at June 30, 2025, and the tangible book value per share2 to $22.92 at September 30, 2025 compared to $22.55 at June 30, 2025.

•The Board of Directors declared a cash dividend of $0.25 per share on October 23, 2025, which represents the 82nd consecutive quarterly dividend paid by Bancorp. The dividend is payable on November 13, 2025, to shareholders of record at the close of business on November 6, 2025.

“The Bank’s 28% improvement in sequential quarter pre-tax pre-provision net income reflects benefits from organic growth as well as the expected impacts of our balance sheet repositioning activities,” said Chief Financial Officer Dave Bonaccorso. “We will continue to explore additional repositioning activities that could improve earnings and allow for investments in the long-term growth of the Bank."

Loans and Credit Quality

Loans totaled $2.090 billion as of September 30, 2025, a net increase of $16.7 million from June 30, 2025. Loan originations for the third quarter were $100.7 million ($69.0 million funded) including $85.3 million ($65.4 million funded) in commercial loans, which includes commercial and industrial, commercial real estate, and construction loans. In the prior quarter, loan originations were $68.8 million ($50.6 million funded) including $49.1 million ($41.6 million funded) in commercial loans. The third quarter of the prior year included total originations of $79.4 million ($63.9 million funded) including $28.2 million ($19.8 million funded) in commercial loans. Third quarter 2024 originations also included $35.7 million in purchased residential real estate loans.

For the third quarter of 2025, loan payoffs were $33.9 million, loan amortization from scheduled repayments was $20.8 million and the net increase in credit line utilization was $2.5 million. This compares to the prior quarter with loan payoffs of $36.5 million, amortization of $18.6 million, and a net increase in credit line utilization of $4.7 million. For the third quarter of prior year, loan payoffs were $30.9 million, amortization was $26.0 million, and the net decrease in credit line utilization was $2.7 million.

Accruing loans past due 30 to 89 days totaled $11.0 million as of September 30, 2025, compared to $2.7 million as of June 30, 2025. Contributing to the increase were four commercial real estate loans totaling $10.0 million and a number of smaller loans across various loan types, primarily past due fewer than 60 days, many of which are in the process of extension.

Non-accrual loans declined to $31.5 million, or 1.51% of the loan portfolio, at September 30, 2025, compared to $32.5 million, or 1.57% at June 30, 2025. The reduction included $1.1 million in payoffs in the quarter. Of the total non-accrual loans as of September 30, 2025, approximately 61% were paying as agreed, 88% were real estate secured, and all are being closely managed and monitored. Subsequent to quarter end, an additional $3.6 million in non-accrual loans were paid off in full including interest and fees.

In response to current market conditions, we continue to closely monitor our portfolio for signs of potential weakness to ensure proactive risk management and actively work towards a resolution on our classified loans. Classified loans decreased by $11.7 million to $49.4 million as of September 30, 2025, from $61.1 million as of June 30, 2025. The decrease was largely due to upgrades of two commercial real estate loans totaling $9.1 million.

1 Refer to the discussion and reconciliation of this non-GAAP financial measure in the section below entitled Statement Regarding Use of Non-GAAP Financial Measures.
2 Tangible book value per share is a non-GAAP financial measure used by Bancorp, as well as investors and analysts, in assessing Bancorp’s use of equity. Refer to the reconciliation of common equity to tangible common equity and resulting calculation of tangible book value per share in the section below entitled Statement Regarding Use of Non-GAAP Financial Measures.

Loans designated special mention, which are not considered adversely classified, decreased by $3.0 million to $88.5 million as of September 30, 2025, from $91.5 million as of June 30, 2025.

There were no net charge-offs for the third quarter of 2025. This compared to net charge-offs of $52 thousand for the second quarter of 2025.

There was no provision for credit losses on loans in the third quarter of 2025 or the prior quarter. The ratio of allowance for credit losses to total loans was 1.43% at September 30, 2025, compared to 1.44% at June 30, 2025.

Cash, Cash Equivalents and Restricted Cash

Total cash, cash equivalents and restricted cash were $219.3 million at September 30, 2025, a decrease of $9.5 million compared to $228.9 million at June 30, 2025 largely due to the purchase of investment securities and funding of loans, partially offset by the $137.5 million increase in deposits.

Investments

The investment securities portfolio totaled $1.355 billion at September 30, 2025, an increase of $140.1 million from June 30, 2025. The increase was primarily the result of the purchase of $169.1 million in available-for-sale securities along with the reduction of the unrealized loss of $2.5 million in the available-for-sale portfolio, partially offset by principal repayments of $31.8 million. Both the available-for-sale and held-to-maturity portfolios are eligible for pledging to FHLB or the Federal Reserve as collateral for borrowing. The portfolios are comprised of high credit quality investments with average effective durations of 2.43 on available-for-sale securities and 5.18 on held-to-maturity securities. Both portfolios generate cash flows monthly from interest, principal amortization and payoffs, which supports the Bank's liquidity. Those cash flows totaled $42.3 million and $85.4 million in the third and second quarters of 2025, respectively.

Deposits

Deposits increased $137.5 million (4.2%) to $3.383 billion at September 30, 2025, compared to $3.245 billion at June 30, 2025 primarily due to inflows from existing relationships as well as new relationships. This was the largest quarterly increase since the acquisition of American River Bank in the third quarter of 2021. The majority of this increase was $78.4 million in non-interest bearing deposits, largely due to seasonal inflows. A $51.7 million increase in money market accounts drove the increase in interest-bearing deposits. Non-interest bearing deposits continued to make up a strong 43.1% of total deposits at September 30, 2025, compared to 42.5% at June 30, 2025. The Bank's competitive and balanced approach to relationship management and focused outreach to customers seeking alternative options for banking solutions generated over 1,000 new accounts during the third quarter, 43% of which were new relationships.

Borrowings and Liquidity

At September 30, 2025, the Bank had no outstanding borrowings, consistent with June 30, 2025. While available as a liquidity source, we have not utilized brokered deposits. Net available funding sources, including unrestricted cash, unencumbered available-for-sale securities and total available borrowing capacity totaled $2.026 billion, or 60% of total deposits and 202% of estimated uninsured and/or uncollateralized deposits as of September 30, 2025. Additionally, as part of our liquidity management, the Bank maintained $30.4 million in deposits off-balance sheet with deposit networks at September 30, 2025, compared to zero at June 30, 2025.

The following table details the components of our contingent liquidity sources as of September 30, 2025.

(in millions)	Total Available	Amount Used	Net Availability
Internal Sources
Unrestricted cash [1]	$201.4	$—	$201.4
Unencumbered securities at market value	442.2	—	442.2
External Sources
FHLB line of credit	931.4	—	931.4
FRB line of credit	326.3	—	326.3
Lines of credit at correspondent banks	125.0	—	125.0
Total Liquidity	$2,026.3	$—	$2,026.3
1 Excludes cash items in transit as of September 30, 2025.
Note: Off-balance sheet one-way and brokered deposits available through third-party networks are not included above.

Capital Resources

The total risk-based capital ratio for Bancorp was 16.13% at September 30, 2025, compared to 16.25% at June 30, 2025. The decrease was largely due to an increase in risk weighted assets, impacted by increased loans and investment security purchases in the quarter. The total risk-based capital ratio for the Bank was 15.11% at September 30, 2025, compared to 15.00% at June 30, 2025.

Bancorp's tangible common equity to tangible assets ("TCE ratio") was 9.72% at September 30, 2025, compared to 9.95% at June 30, 2025 due to our balance sheet growth. Our capital plan and point-in-time capital stress tests indicate that Bank of Marin and Bancorp capital ratios will remain above regulatory well-capitalized and internal policy minimums throughout a five-year forecast horizon and across stress scenarios such as additional unrealized losses on the investment portfolio, additional deposit growth or decline, loan credit quality deterioration, and potential share repurchases.

Earnings

Net Interest Income

Net interest income totaled $28.2 million for the third quarter of 2025, a $2.3 million increase from the prior quarter. This was driven by an increase of $78.7 million in average earning assets including a $1.4 million increase in investment security interest income due to the second quarter repositioning.

The tax-equivalent net interest margin increased to 3.08% for the third quarter of 2025, compared to 2.93% for the prior quarter. The repositioning of securities added 13 basis points to the margin and the higher average interest-earning deposit balances at the Federal Reserve Bank increased the margin by 10 basis points, partially offset by lower average loan balances during the quarter and the slight increase in cost of deposits.

Non-Interest Income (Loss)

Non-interest income was $2.7 million for the third quarter of 2025, compared to a net non-interest loss of $15.6 million for the prior quarter. The increase of $18.4 million from the prior quarter was primarily attributable to a loss of $18.7 million on the sale of available-for-sale investment securities during the prior quarter. Excluding the loss on sale, prior quarter non-interest income was $3.1 million. The $370 thousand decline in the third quarter was primarily attributed to the $238 thousand death benefit received on bank owned life insurance in the second quarter, not repeated in the third quarter.

Non-Interest Expense

Non-interest expense totaled $21.3 million for the third quarter of 2025, compared to $21.5 million for the prior quarter, a decrease of $162 thousand.

Statement Regarding use of Non-GAAP Financial Measures
Financial results are presented in accordance with GAAP and with reference to certain non-GAAP financial measures. Management believes that, given industry turmoil that largely began in the first quarter of 2023, the presentation of Bancorp's non-GAAP TCE ratio reflecting the after tax impact of unrealized losses on held-to-maturity securities provides useful supplemental information to investors because it reflects the level of capital remaining after a hypothetical liquidation of the entire securities portfolio. In addition, management believes that providing selected financial measures excluding the loss on sale of securities discussed above is useful to investors as the strategic short-term loss taken for long-term profitability makes the operational performance difficult to compare to other periods. Because there are limits to the usefulness of this or any other non-GAAP measure to investors, Bancorp encourages readers to consider its annual and quarterly consolidated financial statements and notes related thereto for their entirety, as filed with the Securities and Exchange Commission, and not to rely on any single financial measure. A reconciliation of the GAAP financial measures to comparable non-GAAP financial measures is presented below.

Reconciliation of GAAP and Non-GAAP Financial Measures

(in thousands, except per share amounts; unaudited)		September 30, 2025	June 30, 2025	December 31, 2024
Tangible Common Equity - Bancorp
Total stockholders' equity		$443,818	$438,538	$435,407
Goodwill and core deposit intangible		(74,882)	(75,098)	(75,546)
Total TCE	a	368,936	363,440	359,861
Unrealized losses on HTM securities, net of tax[1]		(68,192)	(74,625)	(89,171)
Unrealized losses on HTM securities included in AOCI, net of tax [2]		6,952	7,205	7,701
TCE, net of unrealized losses on HTM securities (non-GAAP)	b	$307,696	$296,020	$278,391
Total assets		$3,869,021	$3,726,193	$3,701,335
Goodwill and core deposit intangible		(74,882)	(75,098)	(75,546)
Total tangible assets	c	3,794,139	3,651,095	3,625,789
Unrealized losses on HTM securities, net of tax[1]		(68,192)	(74,625)	(89,171)
Unrealized losses on HTM securities included in AOCI, net of tax		6,952	7,205	7,701
Total tangible assets, net of unrealized losses on HTM securities (non-GAAP)	d	$3,732,899	$3,583,675	$3,544,319
Bancorp TCE ratio	a / c	9.7%	10.0%	9.9%
Bancorp TCE ratio, net of unrealized losses on HTM securities (non-GAAP)	b / d	8.2%	8.3%	7.9%
Tangible Book Value Per Share
Common shares outstanding	e	16,095	16,116	16,089
Book value per share		$27.57	$27.21	$27.06
Tangible book value per share	a / e	$22.92	$22.55	$22.37
[1] Unrealized losses on held-to-maturity securities as of September 30, 2025, June 30, 2025 and December 31, 2024 of $96.8 million, $105.9 million and $126.6 million, respectively, including the unrealized losses that resulted from the transfer of securities from AFS to HTM, net of an estimated $28.6 million, $31.3 million and $37.4 million, respectively, in deferred tax benefits based on a blended state and federal statutory tax rate of 29.56%.
[2] The remaining unrealized losses that resulted from the transfer of securities from AFS to HTM, as of September 30, 2025, June 30, 2025 and December 31, 2024, net of an estimated $2.9 million, $3.0 million and $3.2 million, respectively, in deferred tax benefits based on a blended state and federal statutory tax rate of 29.56% are added back as they are already included in AOCI.

Reconciliation of GAAP and Non-GAAP Financial Measures (continued)

(in thousands, except per share amounts; unaudited)	Three months ended			Nine months ended
Pre-tax, pre-provision net income (loss)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Income (loss) before provision for (benefit from) income taxes	$9,610	$(11,199)	$6,973	$4,892	$(23,480)
Provision for credit losses on loans	—	—	—	75	5,550
Pre-tax, pre-provision net income (loss) (GAAP)	9,610	(11,199)	6,973	4,967	(17,930)
Adjustments:
Losses/(gains) on sale of investment securities from portfolio repositioning	—	18,736	(1)	18,736	32,542
Comparable pre-tax, pre-provision net income (non-GAAP)	$9,610	$7,537	$6,972	$23,703	$14,612
Net (loss) income
Net income (loss) (GAAP)	$7,526	$(8,536)	$4,570	$3,866	$(14,410)
Adjustments:
Losses (gains) on sale of investment securities from portfolio repositioning	—	18,736	(1)	18,736	32,542
Related income tax benefit[1]	—	(5,538)	—	(5,538)	(9,620)
Adjustments, net of taxes	—	13,198	(1)	13,198	22,922
Comparable net income (non-GAAP)	$7,526	$4,662	$4,569	$17,064	$8,512
Diluted earnings (loss) per share
Weighted average diluted shares	15,934	15,989	16,066	15,979	16,076
Diluted earnings (loss) per share (GAAP)	$0.47	$(0.53)	$0.28	$0.24	$(0.90)
Comparable diluted earnings per share (non-GAAP)	$0.47	$0.29	$0.28	$1.07	$0.53
Return on average assets
Average assets	$3,828,876	$3,737,794	$3,763,660	$3,765,281	$3,775,320
Return on average assets (GAAP)	0.78%	(0.92)%	0.48%	0.14%	(0.51)%
Comparable return on average assets (non-GAAP)	0.78%	0.50%	0.48%	0.61%	0.30%
Return on average equity
Average stockholders' equity	$439,950	$439,187	$435,645	$438,781	$434,773
Return on average equity (GAAP)	6.79%	(7.80)%	4.17%	1.18%	(4.43)%
Comparable return on average equity (non-GAAP)	6.79%	4.26%	4.17%	5.20%	2.62%
Efficiency ratio
Non-interest expense	$21,328	$21,490	$20,417	$64,082	$63,480
Net interest income	$28,193	$25,912	$24,269	$79,051	$69,430
Non-interest income (GAAP)	$2,745	$(15,621)	$2,888	$(10,002)	$(24,113)
Losses (gains) on sale of investment securities from portfolio repositioning	—	18,736	(1)	18,736	32,542
Non-interest income (non-GAAP)	$2,745	$3,115	$2,887	$8,734	$8,429
Efficiency ratio (GAAP)	68.94%	208.81%	75.18%	92.81%	140.08%
Comparable efficiency ratio (non-GAAP)	68.94%	74.03%	75.18%	73.00%	81.53%
[1]Related tax benefit calculated using blended statutory rate of 29.5636%

Share Repurchase Program

Bancorp repurchased 50,000 shares totaling $1.1 million at an average price of $22.33 per share, which was below tangible book value, during the third quarter of 2025. The repurchase was pursuant to the $25.0 million repurchase authorization that became effective July 24, 2025 and expires on July 31, 2027.

Earnings Call and Webcast Information

Bank of Marin Bancorp (Nasdaq: BMRC) will present its third quarter financial results call via webcast on Monday, October 27, 2025 at 8:30 a.m. PT/11:30 a.m. ET. Investors can listen to the webcast online through Bank of Marin’s website at www.bankofmarin.com. under “Investor Relations.” To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call. Closed captioning will be available during the live webcast, as well as on the webcast replay.

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank with assets of $3.9 billion, Bank of Marin provides commercial and personal banking, specialty lending, and wealth management and trust services throughout its network of 27 branches and eight commercial banking offices serving Northern California. Bank of Marin was ranked #1 on the west coast and #4 nationwide in 2025, by S&P Global Market Intelligence, for best deposit franchise among banks with total assets between $3 billion and $10 billion. Specializing in providing legendary service to its clients and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by San Francisco Business Times since 2003, was inducted into NorthBay Biz’s “Best of” Hall of Fame in 2024, and ranked top 13 in Sacramento Business Journal’s 2025 Corporate Direct Giving List. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, visit www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions and the economic uncertainty in the United States and abroad, including economic or other disruptions to financial markets caused by the Trump administration's approach to tariffs and trade, acts of terrorism, war or other conflicts, impacts from inflation, supply chain disruptions, changes in interest rates (including the actions taken by the Federal Reserve to control inflation), California's unemployment rate, deposit flows, real estate values, and expected future cash flows on loans and securities; the impact of adverse developments at other banks, including bank failures, that impact general sentiment regarding the stability and liquidity of banks; costs or effects of acquisitions; competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; natural disasters (such as wildfires and earthquakes in our area); adverse weather conditions; interruptions of utility service in our markets for sustained periods; and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting our operations, pricing, products and services; and successful integration of acquisitions. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP FINANCIAL HIGHLIGHTS
	Three months ended			Nine months ended
(in thousands, except per share amounts; unaudited)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Selected operating data and performance ratios:
Net income (loss)	$7,526	$(8,536)	$4,570	$3,866	$(14,410)
Diluted earnings (loss) per common share	$0.47	$(0.53)	$0.28	$0.24	$(0.90)
Return on average assets	0.78%	(0.92)%	0.48%	0.14%	(0.51)%
Return on average equity	6.79%	(7.80)%	4.17%	1.18%	(4.43)%
Efficiency ratio	68.94%	208.81%	75.18%	92.81%	140.08%
Tax-equivalent net interest margin	3.08%	2.93%	2.70%	2.96%	2.57%
Cost of deposits	1.29%	1.28%	1.46%	1.28%	1.43%
Cost of funds	1.29%	1.28%	1.46%	1.28%	1.43%
Net charge-offs (recoveries)	$—	$52	$—	$877	$47
Net charge-offs to average loans	NM	NM	NM	0.04%	NM

(in thousands; unaudited)	September 30, 2025	June 30, 2025	December 31, 2024
Selected financial condition data:
Total assets	$3,869,021	$3,726,193	$3,701,335
Loans:
Commercial and industrial	$154,303	$154,576	$152,263
Real estate:
Commercial owner-occupied	313,996	320,439	321,962
Commercial non-owner occupied	1,324,263	1,285,803	1,273,596
Construction	15,869	25,018	36,970
Home equity	95,872	95,242	88,325
Other residential	122,924	127,946	143,207
Installment and other consumer loans	63,127	64,614	66,933
Total loans	$2,090,354	$2,073,638	$2,083,256
Non-accrual loans: [1]
Commercial and industrial	$3,488	$2,793	$2,845
Real estate:
Commercial owner-occupied	1,488	1,554	1,537
Commercial non-owner occupied	25,701	26,012	28,525
Home equity	553	1,456	752
Other residential	74	282	—
Installment and other consumer loans	185	375	222
Total non-accrual loans	$31,489	$32,472	$33,881
Non-accrual loans to total loans	1.51%	1.57%	1.63%
Classified loans (graded substandard and doubtful)	$49,379	$61,090	$45,104
Classified loans as a percentage of total loans	2.36%	2.95%	2.17%
Total accruing loans 30-89 days past due	$10,983	$2,702	$2,231
Total accruing loans 90+ days past due [1]	$290	$—	$—
Allowance for credit losses to total loans	1.43%	1.44%	1.47%
Allowance for credit losses to non-accrual loans	0.95x	0.92x	0.90x
Total deposits	$3,382,576	$3,245,048	$3,220,015
Loan-to-deposit ratio	61.80%	63.90%	64.70%
Stockholders' equity	$443,818	$438,538	$435,407
Book value per share	$27.58	$27.21	$27.06
Tangible book value per share	$22.92	$22.55	$22.37
Tangible common equity to tangible assets - Bank	9.04%	9.09%	9.64%
Tangible common equity to tangible assets - Bancorp	9.72%	9.95%	9.93%
Total risk-based capital ratio - Bank	15.11%	15.00%	16.13%
Total risk-based capital ratio - Bancorp	16.13%	16.25%	16.54%
Full-time equivalent employees	304	302	285
[1] There were no non-performing loans over 90 days past due and accruing interest as of September 30, 2025, June 30, 2025 and December 31, 2024.
NM - Not meaningful

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except share data; unaudited)	September 30, 2025	June 30, 2025	December 31, 2024
Assets
Cash, cash equivalents and restricted cash	$219,333	$228,863	$137,304
Investment securities:
Held-to-maturity, at amortized cost (net of zero allowance for credit losses at September 30, 2025, June 30, 2025 and December 31, 2024)	811,751	823,314	879,199
Available-for-sale (at fair value; amortized cost of $551,311, $402,205 and $419,292 at September 30, 2025, June 30, 2025 and December 31, 2024, respectively; net of zero allowance for credit losses at September 30, 2025, June 30, 2025 and December 31, 2024)	543,605	391,985	387,534
Total investment securities	1,355,356	1,215,299	1,266,733
Loans, at amortized cost	2,090,354	2,073,638	2,083,256
Allowance for credit losses on loans	(29,853)	(29,854)	(30,656)
Loans, net of allowance for credit losses on loans	2,060,501	2,043,784	2,052,600
Goodwill	72,754	72,754	72,754
Bank-owned life insurance	70,866	70,432	71,026
Operating lease right-of-use assets	17,188	18,316	19,025
Bank premises and equipment, net	7,581	7,472	6,832
Core deposit intangible, net	2,128	2,344	2,792
Interest receivable and other assets	63,314	66,929	72,269
Total assets	$3,869,021	$3,726,193	$3,701,335

Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing	$1,458,230	$1,379,814	$1,399,900
Interest bearing:
Transaction accounts	185,485	180,444	198,301
Savings accounts	224,642	221,172	225,691
Money market accounts	1,297,703	1,246,013	1,153,746
Time accounts	216,516	217,605	242,377
Total deposits	3,382,576	3,245,048	3,220,015
Borrowings and other obligations	57	77	154
Operating lease liabilities	19,528	20,668	21,509
Interest payable and other liabilities	23,042	21,862	24,250
Total liabilities	3,425,203	3,287,655	3,265,928
Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 30,000,000 shares; issued and outstanding - 16,094,686, 16,116,470 and 16,089,454 at September 30, 2025, June 30, 2025 and December 31, 2024, respectively	214,467	214,713	215,511
Retained earnings	241,727	238,225	249,964
Accumulated other comprehensive loss, net of taxes	(12,376)	(14,400)	(30,068)
Total stockholders' equity	443,818	438,538	435,407
Total liabilities and stockholders' equity	$3,869,021	$3,726,193	$3,701,335

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended		Nine months ended
(in thousands, except per share amounts; unaudited)	September 30, 2025	June 30, 2025	September 30, 2025	September 30, 2024
Interest income
Interest and fees on loans	$26,254	$25,861	$77,298	$75,612
Interest on investment securities	9,846	8,423	26,530	24,698
Interest on due from banks	2,969	2,004	6,768	4,487
Total interest income	39,069	36,288	110,596	104,797
Interest expense
Interest on interest-bearing transaction accounts	328	351	1,022	874
Interest on savings accounts	600	587	1,720	1,447
Interest on money market accounts	8,376	7,878	23,880	25,804
Interest on time accounts	1,571	1,559	4,920	7,002
Interest on borrowings and other obligations	1	1	3	240
Total interest expense	10,876	10,376	31,545	35,367
Net interest income	28,193	25,912	79,051	69,430
Provision for credit losses on loans	—	—	75	5,550
Net interest income after provision for credit losses	28,193	25,912	78,976	64,113
Non-interest income
Wealth management and trust services	564	612	1,739	1,844
Service charges on deposit accounts	547	550	1,645	1,613
Earnings on bank-owned life insurance, net	434	429	1,339	1,282
Debit card interchange fees, net	405	410	1,211	1,275
Dividends on Federal Home Loan Bank stock	366	362	1,103	1,108
Merchant interchange fees, net	87	90	273	244
Earnings on bank-owned life insurance death benefits	—	238	306	—
Losses on sale of investment securities	—	(18,736)	(18,736)	(32,541)
Other income	342	424	1,118	1,062
Total non-interest income	2,745	(15,621)	(10,002)	(24,113)
Non-interest expense
Salaries and related benefits	12,004	12,045	36,099	35,270
Occupancy and equipment	2,079	2,226	6,411	6,115
Deposit network fees	1,158	1,054	3,144	2,688
Data processing	1,116	1,041	3,293	3,126
Professional services	1,115	908	2,960	4,000
Information technology	538	563	1,514	1,254
Federal Deposit Insurance Corporation insurance	459	421	1,268	1,443
Depreciation and amortization	291	320	933	1,125
Directors' expense	249	279	832	916
Amortization of core deposit intangible	217	220	664	738
Charitable contributions	56	116	575	647
Other expense	2,046	2,297	6,389	6,158
Total non-interest expense	21,328	21,490	64,082	63,480
Income (loss) before provision for (benefit from) income taxes	9,610	(11,199)	4,892	(23,480)
Provision for (benefit from) income taxes	2,084	(2,663)	1,026	(9,070)
Net income (loss)	$7,526	$(8,536)	$3,866	$(14,410)
Net income (loss) per common share
Basic	$0.47	$(0.53)	$0.24	$(0.90)
Diluted	$0.47	$(0.53)	$0.24	$(0.90)
Weighted average shares:
Basic	15,907	15,989	15,957	16,076
Diluted	15,934	15,989	15,979	16,076
Comprehensive income:
Net income (loss)	$7,526	$(8,536)	$3,866	$(14,410)
Other comprehensive income:
Change in net unrealized gains or losses on available-for-sale securities	2,514	(486)	5,317	4,032
Reclassification adjustment for realized losses on available-for-sale securities in net loss	—	18,736	18,736	32,541
Reclassification adjustment for gains or losses on fair value hedges	—	—	—	(85)
Amortization of net unrealized losses on securities transferred from available-for-sale to held-to-maturity	359	365	1,064	1,149
Other comprehensive income, before tax	2,873	18,615	25,117	37,637
Deferred tax expense	850	5,503	7,426	11,119
Other comprehensive income, net of tax	2,023	13,112	17,691	26,518
Total comprehensive income	$9,549	$4,576	$21,557	$12,108

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended
	September 30, 2025			June 30, 2025
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]	$266,559	$2,969	4.36%	$180,730	$2,004	4.39%
Investment securities [2,3]	1,261,275	9,898	3.14%	1,266,317	8,495	2.68%
Loans [1,3,4,5]	2,071,049	26,361	4.98%	2,073,110	25,965	4.95%
Total interest-earning assets [1]	3,598,883	39,228	4.27%	3,520,157	36,464	4.10%
Cash and non-interest-bearing due from banks	34,856			37,721
Bank premises and equipment, net	7,599			7,259
Interest receivable and other assets, net	187,538			172,657
Total assets	$3,828,876			$3,737,794
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$189,371	$328	0.69%	$187,297	$351	0.75%
Savings accounts	221,781	600	1.07%	222,524	587	1.06%
Money market accounts	1,294,479	8,376	2.57%	1,227,506	7,878	2.57%
Time accounts including CDARS	220,242	1,571	2.83%	218,150	1,559	2.87%
Borrowings and other obligations [1]	62	1	4.08%	91	1	3.39%
Total interest-bearing liabilities	1,925,935	10,876	2.24%	1,855,568	10,376	2.24%
Demand accounts	1,419,872			1,398,570
Interest payable and other liabilities	43,119			44,469
Stockholders' equity	439,950			439,187
Total liabilities & stockholders' equity	$3,828,876			$3,737,794
Tax-equivalent net interest income/margin [1]		$28,352	3.08%		$26,088	2.93%
Reported net interest income/margin [1]		$28,193	3.07%		$25,912	2.91%
Tax-equivalent net interest rate spread			2.02%			1.86%

	Nine months ended			Nine months ended
	September 30, 2025			September 30, 2024
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]	$203,956	$6,768	4.38%	$110,337	$4,487	5.34%
Investment securities [2,3]	1,266,960	26,720	2.81%	1,388,825	24,907	2.39%
Loans [1,3,4,5]	2,072,623	77,614	4.94%	2,072,684	75,934	4.81%
Total interest-earning assets [1]	3,543,539	111,102	4.13%	3,571,846	105,328	3.87%
Cash and non-interest-bearing due from banks	36,680			36,669
Bank premises and equipment, net	7,232			7,436
Interest receivable and other assets, net	177,830			159,369
Total assets	$3,765,281			$3,775,320
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$189,246	$1,022	0.72%	$196,752	$874	0.59%
Savings accounts	223,781	1,720	1.03%	228,096	1,447	0.85%
Money market accounts	1,238,686	23,881	2.58%	1,150,911	25,804	2.99%
Time accounts including CDARS	222,108	4,921	2.96%	264,290	7,002	3.54%
Borrowings and other obligations [1]	94	2	3.30%	6,125	240	5.15%
Total interest-bearing liabilities	1,873,915	31,546	2.25%	1,846,174	35,367	2.56%
Demand accounts	1,408,412			1,446,795
Interest payable and other liabilities	44,173			47,578
Stockholders' equity	438,781			434,773
Total liabilities & stockholders' equity	$3,765,281			$3,775,320
Tax-equivalent net interest income/margin [1]		$79,556	2.96%		$69,961	2.57%
Reported net interest income/margin [1]		$79,051	2.94%		$69,430	2.55%
Tax-equivalent net interest rate spread			1.88%			1.31%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 21 percent.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.

[5] Net loan origination costs in interest income totaled $439 thousand and $399 thousand for the three months ended September 30, 2025 and June 30, 2025, and totaled $1.2 million and $1.2 million for the nine months ended September 30, 2025 and 2024, respectively.